EXHIBIT 99.1

                               [DYCOM LETTERHEAD]

                              N E W S  R E L E A S E

                            ------------------------


FOR IMMEDIATE RELEASE                  Contact:           Steven E. Nielsen
---------------------                                     President and CEO
                                                          Richard L. Dunn
                                                          Senior Vice President
                                                            and CFO
                                                          (561) 627-7171



Palm Beach Gardens, Florida                               December 8, 2003


                  DYCOM PROVIDES UPDATED GUIDANCE FOR THE NEXT
                               TWO FISCAL QUARTERS

Palm Beach Gardens, Florida, December 8, 2003--Dycom Industries, Inc. (NYSE
Symbol: "DY") announced its updated outlook today for the second and third quarters of fiscal 2004. The Company currently expects revenue for the second quarter of fiscal 2004 to range from $170 million to $185 million and diluted earnings per share to range from $0.14 to $0.18. For the third quarter of fiscal 2004, the Company currently expects revenue to range from $180 million to $195 million and diluted earnings per share to range from $0.18 to $0.23. This outlook includes the expected results for recently acquired First South Utility Construction, Inc. and UtiliQuest Holdings Corp.

A Tele-Conference call to review the Company's recent acquisitions and address its updated outlook will be hosted at 9:00 a.m. (ET), Tuesday, December 9, 2003; Call 888-428-4480 (United States) or 612-288-0340 (International) and request "Dycom Recent Acquisitions" conference call. A live webcast of the conference call will be available at http://www.dycomind.com. If you are unable to attend the conference call at the scheduled time, a replay of the live webcast will also be available at http://www.dycomind.com until Thursday, January 8, 2004.

Dycom is a leading provider of engineering, construction, and maintenance services to telecommunication providers throughout the United States. Additionally, the Company provides similar services related to the installation of integrated voice, data, and video local and wide area

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networks within office buildings and similar structures. Dycom also provides underground utility locating and mapping and electric utility construction services.

This press release contains forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act. Such statements include, but are not limited to, the Company's expectations for revenues and earnings per share. These statements are based on management's current expectations, estimates and projections. Forward-looking statements are subject to risks and uncertainties that may cause actual results in the future to differ materially from the results projected or implied in any forward-looking statements contained in this press release. Such risks and uncertainties include: business and economic conditions in the telecommunications industry affecting our customers, the adequacy of our insurance and other reserves and allowances for doubtful accounts, whether the carrying value of our assets may be impaired, whether recent acquisitions can be efficiently integrated into our existing operations, the impact of any future acquisitions, the anticipated outcome of other contingent events, including litigation, liquidity needs and the availability of financing, as well as other risks detailed in our filings with the Securities and Exchange Commission.